Exhibit 99.2

FIRST AMENDMENT
TO THE CYTORI THERAPEUTICS, INC.
2014 STOCK PLAN
WHEREAS, Cytori Therapeutics, Inc., a Delaware corporation (the "Company"), maintains the Cytori Therapeutics, Inc. 2014 Stock Plan (the "Plan"); and

WHEREAS, Section 14 of the Plan reserves to the Board of Directors of the Company (the "Board") or the Compensation Committee of the Board the authority to amend the Plan from time to time, subject to stockholder approval if such amendment includes an increase to the number of shares of common stock of the Company that may be issued under the Plan; and

WHEREAS, the Board has determined that it is desirable and in the best interests of the Company and its stockholders to amend the Plan to increase the number of shares of common stock of the Company issuable under the Plan by 4,527,000 shares, to an aggregate of 8,502,000 shares measured from the Plan's inception; and

WHEREAS, the Board wishes to increase the limit on the number of shares of Stock which may be issued as "incentive stock options" to 8,502,000.

NOW, THEREFORE, the Plan is hereby amended as follows, effective upon approval of the stockholders of the Company:

1.	Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

4.1  Maximum Number of Shares Issuable.  Subject to adjustment as provided in Section 4.3, as of the Plan's Effective Date, the maximum number of shares of Stock that may be issued under be Plan pursuant to Awards shall be equal to eight million five hundred and two thousand (8,502,000) shares.  Shares of stock that may be issued under the Plan pursuant to Awards shall consist of authorized or reacquired shares of Stock or any combination thereof.
2.	Section 5.3(a) is hereby amended in its entirety to read as follows:

5.3  Award Limitations.
(a)  Incentive Stock Option Limitations.
      (i) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options.  Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed eight million five hundred and two thousand (8,502,000) shares.
IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer this 13th day of August, 2015.

CYTORI THERAPEUTICS, INC.

By:            /s/  Marc Hedrick
Marc Hedrick, President and CEO